Exhibit 99.2
On October 21, 2019, Gary Rich, President and Chief Executive Officer of Parker Drilling Company, sent the following communication to employees:

ANSWERS TO FREQUENTLY ASKED QUESTIONS
RELATING TO THE PROPOSED TRANSACTION

On October 21, 2019, Parker Drilling Company (“Parker”, the “Company”, “we”, “us” or “our”) announced that it has filed a revised preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) relating to a proposal by its Board of Directors (the “Board”) to amend the Company’s amended and restated certificate of incorporation to effect a reverse stock split (the “Reverse Stock Split”), to be followed immediately by a forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Stock Splits”), at a ratio of (i) not less than 1-for-5 and not greater than 1-for-100, in the case of the reverse stock split (the “Reverse Stock Split Ratio”), and (ii) not less than 5-for-1 and not greater than 100-for-1, in the case of the forward stock split (the “Forward Stock Split Ratio” and, together with the Reverse Stock Split Ratio, the “Stock Split Ratios”). The proposed Stock Splits continue to be for the purpose of deregistering the Company’s common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in connection with delisting the Company’s shares from trading on the New York Stock Exchange (the “NYSE”), as previously announced on September 10, 2019. Below are answers to frequently asked questions relating to the proposed Stock Splits and the actions taken to delist the Company’s shares from the NYSE and terminate the registration of the Company’s common stock under the Exchange Act (collectively, the “Transaction”).

RATIONALE FOR THE TRANSACTION

1.	Why is the Transaction sometimes referred to as a “going dark” transaction?

“Going dark” is a colloquial term that refers to the voluntarily delisting from the NYSE and deregistration of our shares under the Exchange Act. After giving effect to the Transaction, we will no longer be subject to any reporting requirements under the Exchange Act or those required by the listing standards of a national securities exchange, the provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) or the rules of the U.S. Securities and Exchange Commission (the “SEC”) applicable to SEC reporting companies. We will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC. However, we intend to maintain our existing internal controls and corporate governance framework. Although the Company has no current plans to do so, effecting the Transaction does not preclude us from deciding at a later date to apply for listing the NYSE or another national securities exchange if we met all the applicable listing requirements at such time, or registering our shares with the SEC.

2.	How do the Stock Splits work?

If the proposals are approved and the Board decides to proceed with the Stock Splits, it will then determine the Stock Split Ratios and direct the Company to file with the State of Delaware certificates of amendment to our Charter to effectuate the Stock Splits, which would likely occur immediately following the public announcement of the Stock Split Ratios chosen by the Board. At the effective time, a stockholder of record owning immediately prior to the effective time fewer than a minimum number of shares, which, depending on the Stock Split Ratios chosen by the Board, would be between 5 and 100 (the “Minimum Number”), would only be entitled to a fraction of a share of common stock upon the Reverse Stock Split and will be paid cash in lieu of such fraction of a share of common stock, on the basis of $30.00, without interest (the “Cash Payment”), for each share of common stock held by such holder (the “Cashed Out Stockholders”) immediately prior to effective time. The Cashed Out Stockholders would no longer be stockholders of the Company. Stockholders owning at least the Minimum Number of shares immediately prior to the effective time (the “Continuing

Stockholders”) would not be paid cash in lieu of any fraction of a share of common stock such Continuing Stockholders may be entitled to receive upon the Reverse Stock Split and, upon the Forward Stock Split, the shares of common stock (including any fraction of a share of common stock) held by such Continuing Stockholders after the Reverse Stock Split will be reclassified into the same number of shares of common stock as such Continuing Stockholders held immediately prior to the effective time. As a result of the Forward Stock Split, the total number of shares of the Company’s common stock held by a Continuing Stockholder would not change as a result of the Stock Splits.

Based on the Company’s calculations, any Reverse Stock Split Ratio within the proposed range would reduce the number of record holders below 300, which is the level at or above which the Company is required to file public reports with the SEC.

3.	What is the rationale for the Transaction?

We believe that our common stock is undervalued, which prevents us from realizing the traditional benefits of public company status. Furthermore, the concentration of ownership of our common stock following our restructuring and the resulting low-volume of trading limits our common stock’s liquidity. This affects our ability to raise capital from the public markets, effectively use our common stock as transaction consideration, attract interest from institutional investors or market analysts and otherwise enjoy the traditional benefits of being a publicly traded company. Despite the lack of these benefits, we incur all of the significant annual expenses and indirect costs associated with being a public company.

The annual cost savings we expect to realize as a result of the termination of the registration of our shares of common stock under the Exchange Act and the delisting of our common stock from the NYSE, including ongoing expenses for compliance with the Sarbanes-Oxley Act, and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, are approximately $800,000 per year.

The reduction in time spent by our management and employees complying with the requirements applicable to SEC reporting companies will enable them to focus more on managing the Company’s businesses, strengthening relationships with clients and vendors and growing stockholder value, with a focus on long-term growth without an undue distraction by short-term financial results and stock price movement.

An additional benefit is that our smallest stockholders (those holding fewer than the Minimum Number of shares), who represent a disproportionately large number of our record holders (but only approximately 1.7%, 0.2% and below 0.1% of our outstanding shares, in the case of stockholders holding fewer than 100 shares, 50 shares and 5 shares, respectively), will receive a premium in cash over market prices prevailing at the time of our public announcement of the Transaction, without incurring brokerage commissions.

4.	Why has the Company changed its Stock Splits proposal?

After announcing the Stock Splits and the proposed Transaction to deregister and delist its common stock, at a proposed reverse stock split ratio of 1-for-100 to be followed by a forward stock split ratio of 100-for-1, the Board and its advisors observed a substantial increase in trading of the Company’s common stock. While this increased trading activity had only a nominal effect on the number of holders of record, it led to significant increase in the number of shares that would be cashed out in lieu of receiving fractional shares at the previously proposed reverse stock split ratio. To illustrate, based on information provided to the Company on September 24, 2019, approximately 260,607 shares of common stock would be cashed out at a reverse stock split ratio of 1-for-100 at a cost of approximately $8.0 million, as compared to 37,446 shares at a cost of $1.1 million based upon information provided to the Company as of September 5, 2019, prior to the initial announcement of the proposed Transaction.

The Board determined that transaction costs of $8.0 million would render the Transaction prohibitively expensive for the Company and, consequently, began seeking alternative means to accomplish its goal of reducing the Company’s holders of record below 300. The Board ultimately determined that effecting the Transaction within a pre-approved range of ratios would ensure the Company is able to accomplish the purpose of the Transaction without incurring costs that are unacceptable to the Company and its stockholders.

5.	What is the purpose of the Stock Splits and why does the Company need to do the Forward Stock Split after the Reverse Stock Split?

The Reverse Stock Split allows the Company to reduce the number of record holders of its common stock below 300, which is the level at or above which the Company is required to file public reports with the SEC. This is necessary for the Company to effect the Transaction.

The Forward Stock Split will reclassify whole shares and fractional share interests held by the Continuing Stockholders after the Reverse Stock Split back into the same number of shares the Continuing Stockholders held prior to the Reverse Stock Split. The Forward Stock Split is not necessary for us to reduce the number of holders of record of our shares of common stock and to deregister our shares of common stock under Sections 12(b) and 12(g) of the Exchange Act. However, we have determined that it is in the best interests of our stockholders to effect the Forward Stock Split to avoid an unusually high stock price after the Stock Splits, to facilitate trading of the shares held by Continuing Stockholders either in private transactions or potentially on an over-the-counter market, to mitigate any loss of liquidity in our shares of common stock that may result from the Reverse Stock Split and to avoid the administrative burden and cost associated with cashing out fractional shares of the Continuing Stockholders.

6.	What cost savings does the Company anticipate as a result of the Transaction?

As will be more fully described in the proxy statement that will be filed in connection with the proposed Stock Splits, we incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a result of being an SEC reporting company. We anticipate cost savings of approximately $800,000 after effecting the proposed Transaction, primarily as a result of a reduction in professional fees of lawyers and accountants, a potential reduction in insurance premiums for our directors’ and executive officers’ liability insurance, and printing, mailing, and other costs that we incur to comply with SEC reporting and compliance requirements. Please note, however, that these projected annual cost savings are only estimates and our savings could be higher or lower than $800,000.

Additionally, we will benefit from the reduction in time spent by our management and employees complying with the requirements applicable to SEC reporting companies, which will enable them to focus more on managing the Company’s businesses and growing stockholder value, with a focus on long-term growth without an undue distraction from short-term financial results and stock price movement.

7.	If share price undervaluation is at the root of this decision, why not do a tender offer instead?

As will be more fully described in the proxy statement that will be filed in connection with the proposed Stock Splits, prior to selecting the Stock Splits as the appropriate approach to effect the Transaction, the Board of Directors considered several other methods of effecting a “going dark” transaction, including an issuer tender offer or an odd-lot tender offer.

In an issuer tender offer, the Company would offer to purchase a set number of shares within a specific timeline. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature, and we would have no assurance that enough stockholders would tender all of their shares of our common stock to reduce the number of record owners of our common stock to fewer than 300. In addition, the rules governing tender offers require equal treatment of all stockholders, including the pro rata acceptance of offers from all stockholders. The Board determined that, since participation in an issuer tender offer is voluntary, it may not be successful in reducing the number of holders of record to below 300. In addition, the estimated costs of this type of transaction potentially could be higher than the costs of the Stock Splits because the Company would need to purchase the shares tendered by all tendering stockholders, not just the stockholders who were being cashed out. As a result of these disadvantages, the Board determined not to pursue this alternative.

In an odd-lot tender offer, the Company would offer to purchase the shares of our common stock only from those stockholders owning 99 or fewer shares. However, like an issuer tender offer, this method would be voluntary on the part of stockholders and there could be no assurance that a requisite number of stockholders would participate. While the time frame for completing an odd-lot tender offer is shorter than for the Stock Splits and would be less expensive, the Board decided this alternative was not the best option due to a lack of certainty that it would produce the desired result.

8.	What corporate governance changes will the Company make as a result of the Transaction?

We intend to maintain our existing internal controls and corporate governance framework and we do not anticipate any changes to the Board or management team as a result of the Transaction.

9.	Is the Company concerned about continuing to meet the continued listing requirements of the NYSE?

The Transaction is not motivated by concerns regarding ability to meet the continued listing requirements of the NYSE. As noted above, our primary concern is that we believe that our common stock is undervalued, which contributes to the low-volume trading of our common stock on the NYSE and decreases its liquidity. We believe this, in turn, limits our ability to raise capital from the public markets, effectively use our common stock as transaction consideration or otherwise attract interest from institutional investors or market analysts. Accordingly, we do not realize the traditional benefits of being a public company.

10.	After giving effect to the Transaction, what information does the Company intend to provide to its stockholders?

We currently intend to make financial information available to our stockholders on a voluntary basis after giving effect to the Transaction. However, we are not required to do so by law and there is no assurance that even if we do make such information available immediately after giving effect to the Transaction that we would continue to do so in the future.

11.	How will the Transaction affect the Company’s ability to pursue strategic growth opportunities?

We believe having an undervalued stock on a national securities exchange potentially impedes growth opportunities. For example, it can limit our ability to use our common stock as an acquisition currency and prevent us from effectively raising capital in the public markets. Being a non-reporting company does not preclude opportunities to achieve significant growth. Furthermore, the reduction in time spent by our management and employees complying with the requirements applicable to SEC reporting companies will enable them to focus more on managing the Company’s businesses and growing stockholder value, with a focus on long-term growth without an undue distraction by short-term financial results and stock price movement.

12.	Is the Company pursuing alternatives for which a greater level of confidentiality is warranted? Does this signal other considerations underway?

As noted above, the driver for the Transaction is that we are not obtaining any of the traditional benefits from remaining public company, but continue to incur all of the significant annual expenses and indirect costs associated with being a public company.

PROCESS

13.	When will the Transaction be completed?

The Stock Splits will become effective as of the date that we amend our Charter through the filing of certificates of amendment to the Charter with the State of Delaware to effectuate the Reverse Stock Split and the Forward Stock Split. Subject to the Board’s ability to abandon the proposed Stock Splits and the Transaction, the Board intends to determine the Stock Split Ratios and effect the Stock Splits as soon as reasonably practicable after the Stock Splits are approved by our stockholders, which would likely occur immediately following the public announcement of the Stock Split Ratios chosen by the Board.

14.	If I own fewer than the Minimum Number of shares of the Company’s common stock, is there any way I can continue to be a stockholder of the Company after the Stock Splits?

If you own fewer than the Minimum Number of shares of our common stock before the Stock Splits, the only way you can continue to be a stockholder of the Company after the Stock Splits is to purchase, prior to the effective time of the Stock Splits, sufficient additional shares to cause you to own at least the Minimum Number of shares at the effective time of the Stock Splits. However, given the limited liquidity in our stock, we cannot assure you that any shares will be available for purchase and thus there is a risk that you may not be able to purchase sufficient shares to achieve or exceed the required Minimum Number of shares. In this instance, you would no longer remain a stockholder after the effective time of the Stock Splits.

15.	When will the shares stop trading on the NYSE?

We expect shares to stop trading on the NYSE following the effectiveness of a Form 25 filing with the SEC (see question below regarding timing of Form 25 filing).

16.	Will the Company’s common stock continue to trade after giving effect to the Transaction?

After giving effect to the Transaction, the Company’s common stock will no longer be listed on the NYSE or any other national securities exchange. Any trading in our common stock after giving effect to the Transaction would only occur in privately negotiated sales and potentially on an over-the-counter market, if one or more brokers chooses to make a market for our common stock on any such market and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading. As a result, there will be no readily available stock price quoted to reflect the market value of the Company’s common stock.

17.	When will the Company cease filing the periodic and current reports required by the Exchange Act?
Assuming the Board determines that the proposed Stock Splits will result in us having fewer than 300 record holders of our common stock after the effective time of the Stock Splits, we intend to file applicable forms with the SEC to deregister our shares of common stock under the federal securities laws and to delist our shares from the New York Stock Exchange. Specifically, in connection with the Transaction, we intend to file a Form 25 to delist the Company’s common stock from the New York Stock Exchange so that it becomes effective simultaneously with the amendments to our Charter, which will terminate the registration of our common stock under Section 12(b) of the Exchange Act ten days thereafter. On or around the tenth day following the Form 25 filing, we intend to file a Form 15 with the SEC certifying that we have less than 300 stockholders, which will terminate the registration of our common stock under Section 12(g) of the Exchange Act. After the 90-day waiting period following the filing of the Form 15: (1) our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated; (2) our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC and our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act; and (3) persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act. However, our duty to file periodic and current reports with the SEC will not be suspended with respect to the current fiscal year due to our existing registration statements filed under the Securities Act of 1933, as amended (the “Securities Act”). Nonetheless, we intend to file a “no-action” letter with the SEC to seek relief from our obligation to file such reports for the remainder of the fiscal year (including the Form 10-K for the fiscal year ending December 31, 2019 (the “2019 10-K”)). In the event that the SEC grants the relief we are requesting (and we take certain additional actions as required by SEC rules), we would no longer be required by the Exchange Act to file periodic and current reports with respect to the fiscal year ending December 31, 2019 or thereafter. Whether or not the SEC grants us the requested relief, we intend to cease filing periodic and current reports required under the Exchange Act as soon as we are permitted to do so under applicable laws, rules and regulations.

18.	What can we expect to happen to the stock price after giving effect to the Transaction?

After giving effect to the Transaction, the Company’s common stock will no longer be listed on the NYSE or any other national securities exchange. Any trading in our common stock after giving effect to the Transaction would only occur in privately negotiated sales and potentially on an over-the-counter market, if one or more brokers chooses to make a market for our common stock on any such market and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading. As a result, there will be no readily available stock price quoted to reflect the market value of the Company’s common stock.

19.	What was the process by which the Board approved the Transaction?

Information regarding the process by which the Board approved the Transaction will be fully set forth in the proxy statement that will be filed in connection with soliciting proxies from stockholders to approve the Transaction. As will be more fully described in the proxy statement, the Finance and Strategic Planning Committee of the Board, consisting only of independent directors, was instructed by the Board to consider and evaluate whether the Transaction would be in the best interests of the Company’s stockholders and, if so, to develop the specific terms of such a transaction for recommendation to the Board. After careful consideration, each of the Finance and Strategic Planning Committee and the Board determined, by a unanimous vote of the directors present at the meetings thereof, that effecting the Transaction pursuant to the Stock Splits is in the best interests of the Company’s stockholders and the specific terms of the Stock Splits are fair to both the unaffiliated Cashed Out Stockholders and the unaffiliated Continuing Stockholders.

We encourage you to review the proxy statement, which will include further disclosure the process undertaken by each of the Board and the Finance and Strategic Planning Committee when determining whether to approve the Transaction.

20.	What disclosures will the Company provide after giving effect to the Transaction?

Following the Transaction, we intend to continue to prepare audited annual and unaudited quarterly financial statements, as required pursuant to the covenants contained in our first lien asset based revolving credit facility and our second lien term loan facility (together, and as each may be amended from time to time, our “Debt Instruments”). While we currently intend to make financial information available to our stockholders on a voluntary basis after giving effect to the Transaction, we will not be required to do so by law and there is no assurance that even if we do make such information available immediately after giving effect to the Transaction that we would continue to do so in the future. The Company is evaluating the best methods to continue to provide such information to stockholders.

21.	Would disclosure requirements change for investors (e.g. filings pursuant to Section 13(d) and Section 16 of the Exchange Act)?

After giving effect to the Transaction, the reporting obligations with respect to the Company’s equityholders, including management, pursuant to Sections 13 and 16 of the Exchange Act will be eliminated.

22.	Under what scenarios would you imagine the Company “relisting” in the future? How would the Company do so?

There are many factors the Company considers in making strategic decisions such as whether to be traded on a national securities exchange. We cannot predict at this time whether such a decision will be made in the future, or what factors may come into play to lead to such a decision. If the Company were to relist its shares on a national securities exchange, it would have to comply with the applicable initial listing requirements for such national securities exchange and the applicable SEC rules.

23.	Are the Stock Splits subject to a stockholder vote? If so, how do stockholders cast their vote?

Yes, stockholders will be provided an opportunity to vote to approve each of the Reverse Stock Split and the Forward Stock Split at the Company’s special meeting of stockholders (the “Special Meeting”). Although stockholders will vote on the Reverse Stock Split and Forward Stock Split separately, Parker will not effect either proposal unless both are approved by stockholders.

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting will be required for the adoption of each of the Reverse Stock Split proposal and the Forward Stock Split proposal.

Please review Parker’s proxy statement, when it is filed, for more information regarding the ways to vote at the Special Meeting. Information regarding the proposals relating to the Stock Splits will also be provided to stockholders in a proxy statement.

24.	Does Parker know how its executive officers and 10% stockholders intend to vote their shares on the Transaction?

Yes. As of October 18, 2019, our (i) directors and executive officers and (ii) 10% stockholders, which consist of Värde Partners, Inc. and Brigade Capital Management, LP, have indicated that they intend to vote all their shares (17,231 and 9,317,302 shares, respectively) “FOR” the Stock Splits. The combined holdings of (i) our directors and executive officers and (ii) 10% stockholders comprise approximately 0.1% and 61.9% of our outstanding shares, respectively. Assuming Värde and Brigade each vote “FOR” the Stock Splits as each has previously indicated, then each of the proposals relating to the Stock Splits will be approved by an affirmative vote of a majority of the shares of our common stock cast by the stockholders present in person or represented by proxy at the Special Meeting and entitled to vote at the Special Meeting.

25.	Does this eliminate the possibility of dividends going forward?

Delaware law governs when the Board can declare a dividend. The Transaction does not preclude the payment of dividends in the future. However, the Company has not declared or made any cash dividend payments since the commencement of the Chapter 11 Cases and does not anticipate paying cash dividends in the foreseeable future.

26.	Do any of the Company’s Debt Instruments require the Company’s common stock to be listed on a national securities exchange or require the Company to file periodic and current reports with the SEC?

The reporting covenants under the Company’s Debt Instruments require us to deliver audited annual and unaudited quarterly financial statements. However, the Debt Instruments do not require us to file such information with the SEC. Furthermore, the Debt Instruments do not require that our common stock continue to be listed on a national securities exchange.

EMPLOYEES

27.	How may this impact employees, specifically those that own common stock?

Employees that own our common stock will be affected the same as other stockholders as a result of the Transaction. Employees holding fewer than the Minimum Number of shares of our common stock immediately prior to the effective time of the Stock Splits will only be entitled to a fraction of a share of common stock upon the Reverse Stock Split and will be paid cash in lieu of such fraction of a share of common stock, on the basis of $30.00, without interest, for each share of common stock they hold immediately prior to the Stock Splits. Employees holding at least the Minimum Number of shares of our common stock immediately prior to the effective time of the Stock Splits will not be paid cash in lieu of any fraction of a share of common stock such holder may be entitled to receive upon the Reverse Stock Split and, upon the Forward Stock Split, the shares of common stock (including any fraction of a share of common stock) held by such holder after the Reverse Stock Split will be reclassified into the same number of shares of common stock as such holder held immediately prior to the Stock Splits. All the Continuing Stockholders, including employees, will experience limited liquidity of their stock, but we believe the value of our common stock will be positively impacted by removing it from a national securities exchange. At this time, our business and operations are expected to continue substantially as presently conducted following the Stock Splits and after giving effect the Transaction.

28.	How will the Transaction affect the Company’s warrants, options and restricted stock units?
Warrants evidencing rights to purchase shares of our common stock would be unaffected by the Transaction because such warrants will, after the Transaction, be exercisable into the same number of shares of our common stock as they were before the Transaction.
Options evidencing rights to purchase shares of our common stock would be unaffected by the Transaction because such options will, after the Transaction, be exercisable into the same number of shares of our common stock as they were before the Transaction.
Restricted stock units would be unaffected by the Transaction because such restricted stock units will, after the Transaction, represent the right upon vesting to receive the same number of shares of our common stock as they were before the Transaction.

29.	Will the Company continue to use equity as a form of incentive compensation?

The Company’s Compensation Committee is responsible for developing short-term and long-term incentive compensation programs that align the Company’s priorities with the best interests of our stockholders. We anticipate that the Compensation Committee will continue to consider equity compensation to be an option under these programs after the Transaction.

30.	Is Gary Rich’s departure related to the Transaction?

No. Mr. Rich’s departure is unrelated to the Transaction.

31.	What if I have Parker stock in a 401(k) account?

Employees that hold our common stock in their 401(k) account will be affected the same as other stockholders as a result of the Transaction. Employees holding fewer than the Minimum Number of shares of our common stock immediately prior to the effective time of the Stock Splits will only be entitled to a fraction of a share of common stock upon the Reverse Stock Split and will be paid cash in lieu of such fraction of a share of common stock, on the basis of $30.00, without interest, for each share of common stock they hold immediately prior to the Stock Splits. Employees holding at least the Minimum Number of shares of our common stock immediately prior to the effective time of the Stock Splits will not be paid cash in lieu of any fraction of a share of common stock such holder may be entitled to receive upon the Reverse Stock Split and, upon the Forward Stock Split, the shares of common stock (including any fraction of a share of common stock) held by such holder after the Reverse Stock Split will be reclassified into the same number of shares of common stock as such holder held immediately prior to the Stock Splits.

CUSTOMERS / VENDORS

32.	Could there be any disruption to serving customers, to vendor contracts and payments?

No. We will continue business as usual, and there will be no impact to our customers or vendors as a result of the Transaction. Our core values of taking ownership, working together, thinking bigger, making tomorrow better, and delivering excellence will not be impacted by ceasing to trade on a public exchange. We will continue to strive to be the most innovative, reliable and efficient company in our industry.

33.
Customers and vendors can currently assess the Company’s financial health and ensure its compliance because the Company files with the SEC financial statements that must comply with SEC requirements. Do you expect that becoming a non-reporting company will impact the willingness of vendors and/or customers to work with a Company?

Parker Drilling will continue to do business with the highest standards. Our corporate ethics and governance standards will continue to reflect our commitment to integrity, and safe, profitable operations for the benefit of our stockholders, customers, employees, and communities where we operate. Accordingly, our commitment to the highest standards of corporate governance, accounting practices, safety and environmental responsibility, and regulatory compliance will remain an integral part of the Company’s culture, and the Company will continue to strive to be the most innovative, reliable and efficient company in our industry.

Additional Information and Where to Find It

THIS COMMUNICATION IS ONLY A BRIEF DESCRIPTION OF THE PROPOSED TRANSACTION. IT IS NOT A REQUEST FOR OR SOLICITATION OF A PROXY OR AN OFFER TO ACQUIRE OR SELL ANY SHARES OF COMMON STOCK. THE COMPANY HAS FILED A REVISED PRELIMINARY PROXY STATEMENT AND OTHER REQUIRED MATERIALS, INCLUDING A SCHEDULE 13E-3, WITH THE SEC CONCERNING THE PROPOSED STOCK SPLITS, AND INTENDS TO FILE A DEFINITIVE PROXY STATEMENT AND OTHER REQUIRED MATERIALS, INCLUDING ANY AMENDMENTS THERETO. A COPY OF ALL FINAL PROXY MATERIALS WILL BE MADE AVAILABLE TO STOCKHOLDERS PRIOR TO A SPECIAL MEETING OF STOCKHOLDERS AT WHICH THE COMPANY’S STOCKHOLDERS WILL BE ASKED TO VOTE ON THE PROPOSALS DESCRIBED IN THE MATERIALS PROVIDED BY THE COMPANY. THE COMPANY URGES ALL STOCKHOLDERS TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS WELL AS ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THOSE DOCUMENTS WILL INCLUDE IMPORTANT INFORMATION. A FREE COPY OF ALL MATERIALS THE COMPANY FILES WITH THE SEC, INCLUDING THE COMPANY’S SCHEDULE 13E-3 AND PROXY STATEMENT, WILL BE AVAILABLE AT NO COST ON THE SEC’S WEBSITE AT WWW.SEC.GOV. WHEN THOSE DOCUMENTS BECOME AVAILABLE, THE PROXY STATEMENT AND OTHER DOCUMENTS FILED BY THE COMPANY MAY ALSO BE OBTAINED WITHOUT CHARGE BY DIRECTING A REQUEST TO PARKER DRILLING COMPANY, 5 GREENWAY PLAZA, SUITE 100, HOUSTON, TEXAS 77046, ATTENTION: CORPORATE SECRETARY.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information concerning such participants is set forth in the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2019, as amended by the Form 10-K/A filed on April 29, 2019. To the extent that such participants’ holdings of the Company’s securities have changed since the amounts printed in the Company’s Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement to be filed by the Company with the SEC in connection with the proposed transaction.

About Parker Drilling

Parker Drilling provides drilling services and rental tools to the energy industry. The Company's Drilling Services business serves operators through the use of Parker-owned and customer-owned rig fleets in select U.S. and international markets, specializing in remote and harsh environment regions. The Company's Rental Tools Services business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.

Forward-Looking Statements

This communication may contain forward-looking statements that are being made pursuant to the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information so long as those statements are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Such forward-looking statements include statements about the perceived benefits and costs of the proposed transaction, the number of shares of the Company’s common stock that are expected to be cashed out in the proposed transaction and the timing and stockholder approval of the proposed transaction. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in such forward-looking statements. Accordingly, actual results may differ materially from such forward-looking statements. The forward-looking statements relating to the transaction discussed above are based on the Company’s current expectations, assumptions, estimates and projections about the Company and involve significant risks and uncertainties, including the many variables that may impact the Company’s projected cost savings, variables and risks related to consummation of the proposed transaction, SEC regulatory review of the Company’s filings related to the proposed transaction, and the continuing determination of the Board of Directors and the Finance and Strategic Planning Committee that the proposed transaction is in the best interests of all stockholders. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

Contact: Nick Henley, Director, Investor Relations, (+1) (281) 406-2082, nick.henley@parkerdrilling.com.